Exhibit 99.1

FOR IMMEDIATE RELEASE

Aircastle Moves its Fiscal Year-End to Better Coordinate with Parent Company Financial Reporting
STAMFORD, Conn., September 30, 2020 /PRNewswire/ -- Aircastle Limited (“Aircastle” or “the Company”) announced today that it has changed its fiscal year end to the twelve-month period ended February. The Company is changing its financial reporting period to better align with the financial reporting cycle of its shareholders, Marubeni Corporation and Mizuho Leasing Co., Ltd. The Company will file a Form 10-QT with the U.S. Securities and Exchange Commission (“SEC”) for the two months ended February 29, 2020 within the next 45 days. In the future, the Company will file quarterly results for the periods ended May 31st, August 31st and November 30th.
In January of 2021, the Company expects to file its Form 10-Q with the SEC for the period from July 1 to November 30 and nine-month period ended November 30, 2020. These results will be presented on a comparable basis with the prior-year periods. “In order to provide transparency for our fixed income investors during this fiscal year end transition period, we intend to release selected unaudited financial information for the three and nine month periods ended September 30, 2020 in early November 2020” said Aaron Dahlke, Aircastle’s Chief Financial Officer.
About Aircastle Limited
Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of June 30, 2020, Aircastle owned and managed on behalf of its joint ventures 283 aircraft leased to 80 customers located in 44 countries.
Safe Harbor
All statements in this press release, other than characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not necessarily limited to, statements relating to our proposed public offering of notes and our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA and Adjusted EBITDA and the global aviation industry and aircraft leasing sector. Words such as "anticipates," "expects," "intends," "plans," "projects," "believes," "may," "will," "would," "could," "should," "seeks," "estimates" and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on our historical performance and that of our subsidiaries and on our current plans, estimates and expectations and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any such forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this press release. These risks or uncertainties include, but are not limited to, those described from time to time in Aircastle's filings with the SEC and previously disclosed under "Risk Factors" in Item 1A of Aircastle's 2019 Annual Report on Form 10-K and in our Form 10-Q for the quarterly period ended March 31, 2020. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.
Contacts:

Aircastle Advisor LLC
Frank Constantinople, SVP Investor Relations Tel: +1-203-504-1063 fconstantinople@aircastle.com

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